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                                                               Exhibit No. 99(c)


                             FANZ ENTERPRISES, INC.

                     3020-I PROSPERITY CHURCH RD., SUITE 293
                      CHARLOTTE, NORTH CAROLINA 28269-7197
                                 (317) 815-1128



July 30, 2001


Mr. Mike Herberger
Vice President
Firstar Bank, N.A.
Corporate Trust Department
1555 North River Center Dr., Suite 301
Milwaukee, WI  53212

RE: AMENDED AND RESTATED ESCROW AGREEMENT FOR FANZ ENTERPRISES, INC. PUBLIC OFFERING FUNDS

Dear Mr. Herberger:

          As you are aware, FanZ Enterprises, Inc. ("FanZ") is currently in the process of registering a public offering of its common stock (the "Offering") with the U.S. Securities and Exchange Commission (the "SEC") and various state security agencies. As a precondition to the SEC and the states approving the Offering, FanZ entered into an Amended and Restated Escrow Agreement for FanZ Enterprises, Inc. Public Offering Funds, dated July 19, 200, with Firstar Bank, N.A. (the "Agreement").

          At the request of the National Association of Securities Dealers, FanZ desires to make one slight modification to the Agreement. FanZ desires to remove the phrase "endorsed (if appropriate) to the order of the Escrow Agent" in
Section 1 of the Agreement. After taking into account the desired change,
Section 1 of the Agreement will read as follows:

          "1. Until the Initial Closing has been held, all proceeds from offers or sales of Shares in the Public Offering shall be delivered to the Escrow Agent by noon of the next business day following receipt of such money by the Company and any broker/dealers working on behalf of the Company together with an appropriate written statement setting forth the name, address and social security number of each person subscribing Shares, the number of Shares subscribed, and the amount paid by each such subscriber."
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         All other provisions of the Agreement shall remain in full force and effect without modification or change.

         If you are in agreement with the changes explained in this letter, please sign the attached copy and return it to me. If you have any questions regarding the matters discussed in this letter, please feel free to contact me at 734-717-3753 or Leslie A. Drockton at 216-363-4186.

                                               Sincerely,

                                               /s/ Frederick L. McDonald
                                               Frederick L. McDonald, II
                                               President



ACKNOWLEDGED AND AGREED TO:

X /s/ Steve Peterson
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Name: Steven J. Peterson
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Date:   8-2-01
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